Exhibit 4.7

COLLATERAL AGREEMENT SUPPLEMENT

SUPPLEMENT (this “Supplement”) dated as of August 2, 2012 to the Collateral Agreement dated as of February 11, 2011 (the “Collateral Agreement”), among PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Issuer”), PLY GEM HOLDINGS, INC., a Delaware company (“Holdings”), each Subsidiary of the Issuer from time to time party thereto (each such Subsidiary individually a “Subsidiary Grantor” and collectively, the “Subsidiary Grantors”; the Subsidiary Grantors, the Issuer and Holdings are referred to collectively herein as the “Grantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Noteholder Collateral Agent (in such capacity, the “Noteholder Collateral Agent”) for the Secured Parties.

Reference is made to the Indenture, dated as of February 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, the other Guarantors party thereto and Wells Fargo Bank, National Association as Noteholder Collateral Agent and Trustee.  Terms defined in the Collateral Agreement or the Indenture and not otherwise defined herein are used herein as defined in the Collateral Agreement or the Indenture, as applicable.

The Grantors have entered into the Collateral Agreement in order to induce the Initial Purchasers to purchase the Notes and the Trustee and Noteholder Collateral Agent to enter into the Indenture.  Section 18(b) of the Collateral Agreement provides that additional Persons may become Grantors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Indenture.

SECTION 1.  In accordance with Section 18(b) of the Collateral Agreement, the New Subsidiary by its signature below becomes a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all terms and provisions of the Collateral Agreement applicable to it as a Grantor thereunder and represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof.  In furtherance for the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Noteholder Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary.  The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary has delivered concurrently herewith a supplement to the Perfection Certificate.  Such supplemental Perfection Certificate has been duly prepared, completed and executed by the undersigned and the information set forth therein, including the exact legal name of the undersigned, its jurisdiction of organization and its organizational number, is true, accurate and complete.

SECTION 3.  The New Subsidiary represents and warrants to the Noteholder Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.  Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 5.  This Collateral Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

SECTION 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of an particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  This New Subsidiary agrees to reimburse the Noteholder Collateral Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, other chargers and disbursements of counsel for the Noteholder Collateral Agent.

Reference is made to the Amended and Restated Lien Subordination and Intercreditor Agreement dated as of February 11, 2011, among UBS AG, Stamford Branch, as Collateral Agent for the Revolving Facility Secured Parties referred to therein; Wells Fargo Bank, National Association, as Trustee and as Noteholder Collateral Agent; Ply Gem Holdings, Inc., Ply Gem Industries, Inc.; and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”).  Notwithstanding any other provision contained herein, this Supplement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Supplement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

IN WITNESS WHEREOF, the New Subsidiary and the Noteholder Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

FOUNDATION LABS BY PLY GEM, LLC

By: /s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President
Address: 5020 Weston, Parkway, Suite 400,
Cary, NC 27513
Legal Name: Foundation Labs by Ply Gem, LLC
Jurisdiction of Formation: Delaware

WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS NOTEHOLDER COLLATERAL AGENT,

By: /s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President